Exhibit (e)(4)

Addendum No. 4

This Addendum No. 4, dated as of the 25th day of August 2015, between THE COMMERCE FUNDS, a Delaware Business Trust having its principal office and place of business at 922 Walnut Street, Fourth Floor, Kansas City, Missouri 64106 (the “Trust”) and GOLDMAN, SACHS & CO., located at 200 West Street, New York, New York 10282 (the “Distributor”).

WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of October 18, 1994, as amended (the “Distribution Agreement”), pursuant to which the Trust has appointed the Distributor to act as the distributor to the Trust for its Short-Term Government Fund, Bond Fund, Growth Fund, Value Fund, MidCap Growth Fund, National Tax-Free Intermediate Bond Fund, Missouri Tax-Free Intermediate Bond Fund and Kansas Tax-Free Intermediate Bond Fund (each a “Fund”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Duties of the Distributor. Section IX of the Distribution Agreement is hereby amended by inserting the following paragraph (d):

(d) serve as underwriter, maintain the National Securities Clearing Corporation (“NSCC”) number, review and maintain broker dealer arrangements, conduct Financial Industry Regulatory Authority (“FINRA”) reviews of marketing materials and advertisements, provide principal sign-off and submit materials to FINRA, maintain and monitor FINRA comments, and conduct regular reviews of the Trust’s website.

2. Miscellaneous. Except to the extent supplemented hereby, the Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name:	William R. Schuetter
Title:	President

GOLDMAN, SACHS & CO.

By:	/s/ Scott McHugh
Name:
Title: